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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported) June 30, 1999



                         NOVAMETRIX MEDICAL SYSTEMS INC.
             (Exact name of registrant as specified in its charter)



             Delaware                              20-8969                        06-0977422
  (State or other jurisdiction                (Commission File                 (I.R.S. Employer
of incorporation or organization)                  Number)                    Identification No.)

                5 Technology Drive Wallingford, Connecticut 06492
               (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (203) 265-7701



                                 Not Applicable
          (Former name or former address, if changed since last report)
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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

          On July 1, 1999, Novametrix Medical Systems Inc. ("the Company") acquired all of the capital stock of Children's Medical Ventures Inc.
("ChMV"), a privately owned developer and marketer of neonatal and pediatric products and services based in South Weymouth, Massachusetts. Assets acquired include working capital, manufacturing equipment, tooling, furniture and fixtures and intellectual property. The negotiated purchase price paid in the ChMV acquisition was $8,700,000 in cash and a five-year warrant to purchase 25,000 shares of the Company's Common Stock at an exercise price of $4.3625 per share.

         The purchase price and related transaction costs were funded with proceeds of a term loan agreement with First Union National Bank in the amount of $4.8 million and a term loan agreement with Webster Bank in the amount of $4.8 million.


ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a) & (b) Financial statements of business acquired and pro-forma financial information.

The required financial statements and pro forma financial information will be filed as soon as practicable, but not later than 60 days after the date by which this report must be filed.

         (c)               Exhibit Index

         10(mm) Stock Purchase Agreement dated as of June 30, 1999 by and among the Company, ChMV and the Stockholders of ChMV. Pursuant to Reg. S-K, Item 601(b)(2), the Company agrees to furnish a copy of the Schedules to such Agreement to the Commission upon request.

         99                Company press release dated July 1, 1999.


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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        NOVAMETRIX MEDICAL SYSTEMS INC.
                                        (Registrant)


Date: July 15, 1999                     By:/s/ WILLIAM J. LACOURCIERE
                                            William J. Lacourciere
                                            Chairman of the Board, President and
                                            Chief Executive Officer

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                                EXHIBIT INDEX
                                -------------



      Exhibit No.                   Description
      ----------                    -----------

         10(mm) Stock Purchase Agreement dated as of June 30, 1999 by and among the Company, ChMV and the Stockholders of ChMV. Pursuant to Reg. S-K, Item 601(b)(2), the Company agrees to furnish a copy of the Schedules to such Agreement to the Commission upon request.

         99                Company press release dated July 1, 1999.